Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA CONTACT: Angie Craig acraig@sjm.com Tel 651 756 2191	INVESTOR CONTACT: J.C. Weigelt jweigelt@sjm.com Tel 651 756 4347

St. Jude Medical Reports First Quarter 2012 Results

ST. PAUL, Minn. – April 18, 2012 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the first quarter ended March 31, 2012.

First Quarter Sales

The Company reported net sales of $1.395 billion in the first quarter of 2012, an increase of 1 percent compared with the $1.376 billion in the first quarter of 2011. Foreign currency translation comparisons decreased first quarter sales by approximately $7 million. On a currency neutral basis, net sales grew 2 percent over the first quarter of 2011.

Commenting on the first quarter and the Company’s growth program, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “First quarter results exceeded expectations for sales and adjusted earnings per share. This was driven especially by innovations designed to improve patient outcomes and reduce the cost of health care such as our new line of Unify Quadra ICDs in the U.S. We look forward to building on our strong start to 2012 by introducing our Portico line of transcatheter heart valves and our EnligHTN line of renal denervation products in Europe before the end of this year.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include ICD and pacemaker products, were $735 million for the first quarter of 2012, a 4 percent decrease compared with the first quarter of 2011.

Of that total, ICD product sales were $450 million in the first quarter, a 3 percent decrease compared with the first quarter of 2011.

First quarter pacemaker sales were $285 million, a decrease of 4 percent from the comparable quarter of 2011.

Atrial Fibrillation (AF)

AF product sales for the first quarter totaled $221 million, a 13 percent increase over the first quarter of 2011.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $103 million in the first quarter of 2012, up 12 percent from the comparable quarter of 2011.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Cardiovascular

Total cardiovascular sales, which primarily include vascular and structural heart products, were $336 million for the first quarter of 2012, a 3 percent increase over the first quarter of 2011.

Sales of vascular products during the first quarter of 2012 were $181 million, down 2 percent from the comparable quarter of 2011.

Structural heart product sales for the first quarter of 2012 were $155 million, an 8 percent increase over the first quarter of 2011.

First Quarter Earnings Results

During the first quarter of 2012, the Company recorded after-tax charges of $29 million, primarily related to our previously announced restructuring actions initiated during the second quarter of 2011 to streamline manufacturing within our CRM business. This consists primarily of closing down operations at our location in Sweden as well as costs associated with our continuing efforts to leverage our sales and sales support organizations. In addition, we recognized $25 million in after-tax charges related to a settlement involving a dispute over the final payments due under a license agreement involving the vascular closure product line.

Including these items, reported net earnings for the first quarter of 2012 were $212 million, or $0.67 per share. This compares to reported net earnings for the first quarter of 2011 of $233 million, or $0.71 per share.

In accordance with GAAP, reported net earnings for the first quarter 2012 do not include any benefit from the research and development tax credit, which has yet to be extended for 2012. Including the benefit of this adjustment and excluding the first quarter charges, adjusted net earnings for the first quarter of 2012 were $272 million, or $0.86 per share. A reconciliation of the Company’s non-GAAP adjusted net earnings per share to the Company’s GAAP net earnings per share is provided in the schedule at the end of the press release.

Second Quarter and Full Year 2012 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the second quarter and full year by product category.

The Company expects its consolidated adjusted net earnings for the second quarter of 2012 to be in the range of $0.86 to $0.88 per diluted share and is raising its full-year 2012 guidance to be in the range of $3.44 to $3.49. A reconciliation of the Company’s quarterly and annual guidance is provided in the schedule below.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

The Company provides constant currency sales growth because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of foreign currency translation on net sales. St. Jude Medical management uses constant currency sales growth to forecast and evaluate the operational performance of the Company as well as to compare sales of current periods to prior periods.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s first quarter 2012 earnings call can be heard live today beginning at 7 a.m. CDT (also archived for 90 days) on the Investor Relations section of our website sjm.com.

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. St. Jude Medical is headquartered in St. Paul, Minn. and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Summary of First Quarter 2012 Sales and Reconciliation to Constant Currency Sales Growth

(in millions)
(unaudited)

	1Q12 Sales	1Q11 Sales	Reported % Change vs. 1Q11	Constant Currency % Change vs. 1Q11	Reported $ Change vs. 1Q11	Constant Currency $ Change vs. 1Q11
Total Sales	$1,395	$1,376	1%	2%	$19	$26
Total International Sales	$730	$700
Total U.S. Sales	$665	$676
Worldwide Cardiac Rhythm Management	$735	$762	-4%	-3%	-$27	-$22
International Cardiac Rhythm Management	$353	$351
U.S. Cardiac Rhythm Management	$382	$411
Worldwide ICD	$450	$465	-3%	-2%	-$15	-$11
International ICD	$184	$185
U.S. ICD	$266	$280
Worldwide Pacemakers	$285	$297	-4%	-4%	-$12	-$11
International Pacemakers	$169	$166
U.S. Pacemakers	$116	$131
Worldwide Atrial Fibrillation	$221	$195	13%	14%	$26	$27
International Atrial Fibrillation	$135	$115
U.S. Atrial Fibrillation	$86	$80
Worldwide Cardiovascular	$336	$327	3%	3%	$9	$10
International Cardiovascular	$218	$212
U.S. Cardiovascular	$118	$115
Worldwide Neuromodulation	$103	$92	12%	12%	$11	$11
International Neuromodulation	$24	$22
U.S. Neuromodulation	$79	$70

St. Jude Medical, Inc.

Condensed Consolidated Balance Sheets

(in millions)

(Unaudited)

	March 31, 2012	December 31, 2011
Cash and cash equivalents	$1,053	$986
Accounts receivable, net	1,418	1,367
Inventories	626	624
Other current assets	422	414
Property, plant & equipment, net	1,413	1,388
Goodwill	2,958	2,953
Other intangible assets, net	848	856
Other assets	438	417
Total assets	$9,176	$9,005

Current debt obligations	$78	$83
Other current liabilities	986	978
Long-term debt	2,908	2,713
Deferred income taxes, net	270	279
Long-term other liabilities	517	477
Total equity	4,417	4,475
Total liabilities & equity	$9,176	$9,005

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

(Unaudited)

	Three Months Ended

	March 31, 2012		April 2, 2011
Net sales	$1,395		$1,376
Cost of sales:
Cost of sales before special charges	358		365
Special charges	23		0
Total cost of sales	381		365
Gross profit	1,014		1,011

Selling, general & administrative expense	490		513
Research & development expense	175		176
Special charges	47		0
Operating profit	302		322
Other income (expense), net	(23)		(27)
Earnings before income taxes	279		295
Income tax expense	67		62
Net earnings	$212		$233

Adjusted net earnings (Non-GAAP)	$272	(1)	$262	(2)

Diluted net earnings per share	$0.67		$0.71
Adjusted diluted net earnings per share (Non-GAAP)	$0.86	(1)	$0.80	(2)

Cash dividends declared per share	$0.23		$0.21

Weighted average shares outstanding- diluted	317.7		328.9

(1)	First quarter 2012 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax items totaling $60 or $0.19 per share:
	-	$29 charges, or $0.09 per share, primarily related to ongoing restructuring actions that began in the second quarter of 2011 to realign certain activities in our CRM business as well as costs primarily associated with continuing efforts to improve our sales and sales support organizations. The associated pre-tax amount of $42 was recorded as a Special Charge to Cost of sales ($23) and Special charges ($19).
	-	$25 charges, or $0.08 per share, related to a license dispute settlement charge. The associated pre-tax amount of $28 was recorded to Special charges.
	-	$6 of income tax benefit, or $0.02 per share, related to the expected benefit from the federal research and development tax credit not yet extended for 2012.

(2)	First quarter 2011 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax charges totaling $29 or $0.09 per share:
	-	$10 charges, or $0.03 per share, related to AGA Medical Holdings, Inc. acquired inventory step up amortization expense. The associated pre-tax amount of $15 was recorded to Cost of sales.
	-	$19 charges, or $0.06 per share, primarily related to post acquisition expenses for AGA Medical Holdings, Inc. which principally include contract termination costs and other integration costs in international locations. The associated pre-tax amount of $25 was recorded to SG&A expense.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

2012 Earnings Guidance Reconciliation

	Second Quarter 2012		Full Year 2012

Estimated 2012 diluted net earnings per share	$ 0.80 - $ 0.82		$ 3.11 - $ 3.16
Restructuring actions	0.04	(3)	0.19	(3)
License dispute settlement charge	—		0.08	(4)
Federal R&D tax credit 2012 extension	0.02	(5)	0.07	(5)
Estimated 2012 adjusted diluted net earnings per share (Non-GAAP)	$ 0.86 - $ 0.88		$ 3.45 - $ 3.50

(3)	The Company’s above estimated 2012 adjusted diluted net earnings per share (Non-GAAP) excludes the impact of after-tax charges recognized during the first quarter of 2012 (detailed in footnote 1 above) and expected to be recognized in the last nine months of 2012 related to the ongoing business restructuring actions.
(4)	The Company’s above estimated 2012 adjusted diluted net earnings per share (Non-GAAP) excludes the impact of after-tax charges recognized during the first quarter of 2012 (detailed in footnote 1 above).
(5)	The federal research and development tax credit has not yet been extended for 2012. The Company’s above estimated 2012 adjusted diluted net earnings per share (Non-GAAP) assumes that the tax credit will be enacted for the full year 2012.